EXHIBIT 99.1

[CBRL GROUP, INC. LOGO]	POST OFFICE BOX 787
LEBANON, TENNESSEE
37088-0787

C B R L  G R O U P ,  I N C .

Investor Contact:	Diana S. Wynne
Senior Vice President, Corporate Affairs
(615) 443-9837

Media Contact:	Julie K. Davis
Director Corporate Communications
(615) 443-9266

CBRL GROUP, INC. REPORTS FISCAL 2008 FOURTH QUARTER

Reports Full Year Fiscal 2008 Results
Issues Guidance for Fiscal 2009

●	Fully diluted income from continuing operations per share of $0.91 for the fourth quarter fiscal 2008 compared with $1.15 in the prior-year period[1]
●	Revenue for the fourth quarter declined 4.8% to $601.8 million compared with the prior year quarter[1]
●	Operating income margin from continuing operations in the fourth quarter was 6.9% of total revenue compared with 9.1% in the year-ago quarter reflecting one less week in the quarter, higher product costs and operating expenses[1]

1)	Fiscal 2007 included an additional week in the fiscal fourth quarter, which contributed $46.3 million of revenue, $7.8 million of operating income or 0.6 percent on a revenue-adjusted basis and $0.17 of income per diluted share in the quarter.

LEBANON, Tenn. -- September 16, 2008 -- CBRL Group, Inc. (“CBRL” or the “Company”) (Nasdaq: CBRL) today reported income from continuing operations of $0.91 per diluted share for the fourth quarter of fiscal 2008, compared with $1.15 per diluted share from continuing operations in the fourth quarter of fiscal 2007, a decrease of 20.9%.  Income from continuing operations was $20.6 million compared with $28.2 million in the fourth quarter of fiscal 2007, with the reduction reflecting lower operating income for the fourth quarter of fiscal 2008 and non-recurrence of $4.4 million in after-tax income from the additional week in the fourth quarter of fiscal 2007, partially offset by a lower effective tax rate in fiscal 2008.

Fourth-Quarter Fiscal 2008 Results
Revenue from continuing operations
Total revenue from continuing operations of $601.8 million for the fourth quarter represented a decrease of 4.8% from the fourth quarter of fiscal 2007.  Comparable store restaurant sales for the period decreased 0.8%, including a 3.7% higher average check on a comparable weeks basis.  Comparable store retail sales were up 0.8% for the quarter on a comparable weeks basis.  During the quarter, the Company opened one new Cracker

-MORE

CBRL Announces Fourth Quarter Results

September 16, 2008

Barrel Old Country Store unit, bringing the new store openings for fiscal 2008 to 17.  Excluding the effect of last year’s additional week, fourth quarter revenue would have increased 2.7%.

Income from continuing operations
Operating income from continuing operations of $41.6 million was 6.9% of total revenue for the fourth quarter of fiscal 2008 compared with $57.6 million, or 9.1% of total revenue, in the fourth quarter of fiscal 2007.  The additional week in the fourth quarter of fiscal 2007 contributed an estimated $7.8 million of operating income to the quarter, or 0.6 percentage points of operating margin on a revenue-adjusted basis.   Operating income from continuing operations for the fourth quarter of fiscal 2008 compared with the fourth quarter of fiscal 2007 was negatively affected by higher food and retail costs, increased operating expenses including utilities, advertising and supplies expenses and higher general and administrative expenses.  Labor costs were 0.4 percentage point lower as a percent of revenues than the fourth quarter of fiscal 2007.

After-tax income from continuing operations was $20.6 million, or $0.91 per diluted share, for the fourth quarter of fiscal 2008, compared with $28.2 million, or $1.15 per diluted share, from continuing operations in the fourth quarter of fiscal 2007.  The lower after-tax income from continuing operations reflected $4.4 million less income, $0.17 per share, from the extra week in the fiscal 2007 fourth quarter and lower operating income partly offset by a lower tax rate in the fiscal 2008 fourth quarter.

Commenting on the fourth-quarter results, CBRL Group, Inc. Chairman, President and Chief Executive Officer Michael A. Woodhouse said, “The soft consumer demand combined with commodity and operating cost pressures resulted in lower operating profit for the quarter.  Despite these challenges, we outperformed many in the casual dining industry as measured by comparable store sales published by the industry monitoring Knapp-Track™ report.  Our key to success is simple: providing honest value which we define as ample portions of high quality food at a fair price.  As we enter fiscal 2009, we intend to continue to leverage the strength of the Cracker Barrel brand to build traffic in our restaurants and increase retail sales.”

Fiscal 2008 Results
Total revenue from continuing operations of $2.38 billion for fiscal 2008 represented an increase of 1.4% over fiscal 2007.  Comparable store restaurant sales increased 0.5% on a comparable weeks basis, including a 3.4% higher check.  Comparable store retail sales decreased 0.3% on a comparable weeks basis.  Excluding the additional week in fiscal 2007, revenues increased 3.4%.

The Company reported income from continuing operations of $65.3 million, or $2.79 per diluted share, compared with income from continuing operations of $76.0 million, or $2.52 per diluted share, in fiscal 2007.  Excluding the $0.14 effect of the 53rd week in fiscal 2007, earnings per share in fiscal 2008 would have increased 17 percent from fiscal 2007.

-MORE-

CBRL Announces Fourth Quarter Results

September 16, 2008

Net cash flow provided by operating activities was $124.5 million, compared with $96.9 million in fiscal 2007, reflecting lower net income from continuing operations in fiscal 2008 and the non-recurrence of the taxes and expenses related to disposing of our Logan’s Roadhouse operations and redeeming our previously outstanding senior notes in fiscal 2007.  Cash provided by operating activities exceeded the Company’s capital expenditure needs, which totaled $87.8 million for the year.

Fiscal 2009 Outlook
The Company urges caution in considering its current trends and the outlook disclosed in this press release.  The restaurant industry is highly competitive, and trends and guidance are subject to numerous factors, risks and influences, some of which are discussed in the cautionary language at the end of this press release and others that are described in the Company’s Annual Report on Form 10-K for the fiscal year ended August 3, 2007 and subsequent Quarterly Reports on Form 10-Q which can be found on the Securities and Exchange Commission’s website, sec.gov, and the Company’s website, cbrlgroup.com.  The Company disclaims any obligations to update disclosed information on trends or targets other than in its periodic filings with the Securities and Exchange Commission.

The Company commented that its outlook for fiscal 2009 reflects many assumptions, the accuracy of which is not yet known.  Based on current trends and estimates, the Company presently expects fiscal 2009 total revenue to increase approximately 4.5% to 5.5% over revenue in fiscal 2008.  The revenue increase reflects the expected opening of 12 new Cracker Barrel units during the year, a projected comparable store restaurant sales increase of between 2% to 3%, including approximately 3.5% of menu pricing, and a projected comparable store retail sales increase of between 2.5% to 3.5%.  The Company also presently expects fiscal 2009 operating income margin as a percent of revenues to be approximately 6.0% to 6.3% compared with 6.3% in fiscal 2008.  Commodity cost inflation for fiscal 2009 is expected to be 4% to 5% with nearly 60% of product needs presently contracted.  Depreciation for the year is expected to be approximately $62 million.  Net interest expense is estimated at $57 to $58 million, and diluted shares outstanding are expected to average approximately 22.5 to 23.0 million.  The Company expects its full year 2009 effective tax rate to be between 30% and 31%.  Income from continuing operations per diluted share is projected to be in the range of $2.80 to $3.00 per share.  The Company presently expects capital expenditures during fiscal 2009 to be between $95 and $98 million.  As previously announced, the Company has authority to repurchase up to $65 million of its outstanding common stock.  Any repurchases will be effected solely from free cash flow.

Commenting on the outlook, Mr. Woodhouse said, “As we look forward to our 40th anniversary, we recognize that we face significant challenges in the year ahead.  Nonetheless, we are excited about the longer term opportunities to reach new generations of family diners with our unique offering of down-home cooking and nostalgic retail offerings.  We aim to make our good brand better.  This includes improving our financial results with operational initiatives to generate higher restaurant and retail sales.  Achieving higher profit margins on each sales dollar will largely depend on our ability to manage our costs.  Most important, we cannot lose the energy and excitement of our 65,000 employees who serve our guests every day.”

-MORE-

CBRL Announces Fourth Quarter Results

September 16, 2008

Fiscal 2008 Fourth-Quarter Conference Call
As previously announced, the live broadcast of CBRL Group’s quarterly conference call will be available to the public on-line at investor.cbrlgroup.com today beginning at 11:00 a.m. (ET).  The on-line replay will be available at 2:00 p.m. (ET) and continue through September 30, 2008.

The Company plans to announce its fiscal 2009 first quarter earnings and comparable restaurant and retail sales for fiscal August, September, and October 2009 on Monday, November 24, 2008 before the market opens.  CBRL’s Annual Shareholders’ Meeting will be held on November 25, 2008 at the Company’s Home Office in Lebanon, TN.  The record date for shareholders entitled to vote at the Annual Meeting is September 29, 2008.

Headquartered in Lebanon, Tennessee, CBRL Group, Inc. presently operates 577 Cracker Barrel Old Country Store restaurants and gift shops located in 41 states.

Except for specific historical information, many of the matters discussed in this press release may express or imply projections of revenues or expenditures, statements of plans and objectives or future operations or statements of future economic performance.  These, and similar statements are forward-looking statements concerning matters that involve risks, uncertainties and other factors which may cause the actual performance of CBRL Group, Inc. and its subsidiaries to differ materially from those expressed or implied by this discussion.  All forward-looking information is provided by the Company pursuant to the safe harbor established under the Private Securities Litigation Reform Act of 1995 and should be evaluated in the context of these factors.  Forward-looking statements generally can be identified by the use of forward-looking terminology such as “trends,” “assumptions,” “target,” “guidance,” “outlook,” “opportunity,” “future,” “plans,” “goals,” “objectives,” “expectations,”   “near-term,” “long-term,” “projection,” “may,” “will,” “would,” “could,” “expect,” “intend,” “estimate,” “anticipate,” “believe,” “potential,” “regular,” ”should,” “ projects,” “forecasts,”  or “continue” (or the negative or other derivatives of each of these terms) or similar terminology.  Factors that could materially affect actual results include, but are not limited to: uncertain consumer confidence, higher levels of general inflation, general or regional economic weakness, bad weather, changes in the discretionary income of our guests or changes in their personal spending habits; higher costs for energy, labor, health care and commodities; the ability of the Company to identify, acquire and sell successful new lines of retail merchandise and new menu items at our restaurants; increased competition at Company locations; our ability to successfully develop and staff new restaurant sites and to staff existing sites;  consumer behavior based on negative publicity or concerns over nutritional or safety aspects of the Company’s products or restaurant food in general as well as the possible effects of such events on the price or availability of ingredients used in our restaurants; the effects of our substantial indebtedness and associated restrictions on the Company’s financial and operating flexibility and ability to execute or pursue its operating plans and objectives; financial market conditions that affect the Company’s financing costs or ability to obtain financing; business trends that change the outlook for individual restaurant locations and the carrying value of those locations; the ability of the Company to retain key personnel; the actual results of pending, future or threatened litigation or governmental investigations and the costs and effects of negative publicity associated with these activities; disruptions to the Company’s restaurant or retail supply chain;  and other factors described from

-MORE-

CBRL Announces Fourth Quarter Results

September 16, 2008

time to time in the Company’s filings with the Securities and Exchange Commission, press releases, and other communications.

-MORE-

CBRL Announces Fourth Quarter Results

September 16, 2008

CBRL GROUP, INC.
CONDENSED CONSOLIDATED INCOME STATEMENT
(Unaudited)
(In thousands, except share amounts)

	Fourth Quarter Ended			Twelve Months Ended
	8/1/08	8/3/07	Percentage Change	8/1/08	8/3/07	Percentage Change
Total revenue	$601,765	$632,129	(5)%	$2,384,521	$2,351,576	1%
Cost of goods sold	189,206	193,139	(2)	773,757	744,275	4
Gross profit	412,559	438,990	(6)	1,610,764	1,607,301	--
Labor and other related expenses	227,894	242,059	(6)	909,546	892,839	2
Other store operating expenses	107,443	105,966	1	422,293	410,131	3
Impairment and store closing charges	--	--	--	877	--	--
Store operating income	77,222	90,965	(15)	278,048	304,331	(9)
General and administrative expenses	35,632	33,368	7	127,273	136,186	(7)
Operating income	41,590	57,597	(28)	150,775	168,145	(10)
Interest expense	13,867	15,851	(13)	57,445	59,438	(3)
Interest income	--	1,120	(100)	185	7,774	(98)
Pretax income	27,723	42,866	(35)	93,515	116,481	(20)
Provision for income taxes	7,116	14,657	(51)	28,212	40,498	(30)
Income from continuing operations	20,607	28,209	(27)	65,303	75,983	(14)
Income (loss) from discontinued operations, net of tax	396	(408)	(197)	250	86,082	(100)
Net income	$21,003	$27,801	(24)	$65,553	$162,065	(60)

Earnings per share – Basic:
Income from continuing operations	$0.93	$1.18	(21)	$2.87	$2.75	4
Income (loss) from discontinued operations, net of tax	$0.02	$(0.02)	(200)	$0.01	$3.11	(100)
Net income per share	$0.95	$1.16	(18)	$2.88	$5.86	(51)

Earnings per share – Diluted:
Income from continuing operations	$0.91	$1.15	(21)	$2.79	$2.52	11
Income (loss) from discontinued operations, net of tax	$0.02	$(0.02)	(200)	$0.01	$2.71	(100)
Net income per share	$0.93	$1.13	(18)	$2.80	$5.23	(46)

Weighted average shares:
Basic	22,151,070	24,030,135	(8)	22,782,608	27,643,098	(18)
Diluted	22,608,468	25,057,887	(10)	23,406,044	31,756,582	(26)

Ratio Analysis
Total revenue:
Restaurant	80.4%	80.6%		78.5%	78.4%
Retail	19.6	19.4		21.5	21.6
Total revenue	100.0	100.0		100.0	100.0
Cost of goods sold	31.4	30.6		32.4	31.7
Gross profit	68.6	69.4		67.6	68.3
Labor and other related expenses	37.9	38.3		38.2	38.0
Other store operating expenses	17.9	16.7		17.7	17.4
Impairment and store closing charges	--	--		--	--
Store operating income	12.8	14.4		11.7	12.9
General and administrative expenses	5.9	5.3		5.4	5.7
Operating income	6.9	9.1		6.3	7.2
Interest expense	2.3	2.5		2.4	2.5
Interest income	--	0.2		--	0.3
Pretax income	4.6	6.8		3.9	5.0
Provision for income taxes	1.2	2.4		1.2	1.8
Income from continuing operations	3.4	4.4		2.7	3.2
Income (loss) from discontinued operations, net of tax	0.1	--		--	3.7
Net income	3.5%	4.4%		2.7%	6.9%

-MORE-

CBRL Announces Fourth Quarter Results

September 16, 2008

CONDENSED CONSOLIDATED BALANCE SHEET
(Unaudited and in thousands, except share amounts)

	8/1/08	8/3/07
Assets
Cash and cash equivalents	$11,978	$14,248
Assets held for sale	3,248	4,676
Other current assets	205,413	181,357
Property and equipment, net	1,045,240	1,018,982
Long-lived assets	47,824	45,767
Total assets	$1,313,703	$1,265,030

Liabilities and Shareholders’ Equity
Current liabilities	$264,719	$274,669
Long-term debt	779,061	756,306
Interest rate swap liability	39,618	13,680
Other long-term obligations	137,554	116,252
Shareholders’ equity	92,751	104,123
Total liabilities and shareholders’ equity	$1,313,703	$1,265,030

Common shares outstanding	22,325,341	23,674,175

-MORE-

CBRL Announces Fourth Quarter Results

September 16, 2008

CONDENSED CONSOLIDATED CASH FLOW STATEMENT
(Unaudited and in thousands)

	Twelve Months Ended
	8/1/08	8/3/07
Cash flows from continuing operations:
Cash flows from operating activities:
Net income	$65,553	$162,065
Income from discontinued operations, net of tax	(250)	(86,082)
Depreciation and amortization	57,689	56,908
Loss on disposition of property and equipment	1,195	53
Impairment	532	--
Accretion on zero-coupon notes	--	5,237
Share-based compensation, net of excess tax benefit	8,491	6,075
Cash paid for accretion of zero-coupon senior convertible notes	--	(27,218)
Net changes in other assets and liabilities	(8,700)	(20,166)
Net cash provided by operating activities	124,510	96,872
Cash flows from investing activities:
Purchase of property and equipment, net of insurance recoveries	(87,849)	(96,447)
Proceeds from sale of property and equipment	5,143	8,726
Net cash used in investing activities	(82,706)	(87,721)
Cash flows from financing activities:
Net proceeds (payments) for credit facilities and other long-term obligations	23,358	(120,989)
Proceeds from exercise of stock options	306	33,179
Excess tax benefit from share-based compensation	--	6,642
Purchase and retirement of common stock	(52,380)	(405,531)
Dividends on common stock	(15,743)	(15,610)
Net cash used in financing activities	(44,459)	(502,309)

Cash flows from discontinued operations:
Net cash provided by (used in) operating activities of discontinue operations	385	(33,818)
Net cash provided by investing activities of discontinued operations	--	453,394
Net cash provided by discontinued operations	385	419,576

Net decrease in cash and cash equivalents	(2,270)	(73,582)
Cash and cash equivalents, beginning of period	14,248	87,830
Cash and cash equivalents, end of period	$11,978	$14,248

-MORE-

CBRL Announces Fourth Quarter Results

September 16, 2008

CBRL GROUP, INC.
Supplemental Information
(Unaudited)

	Fourth Quarter Ended		Twelve Months Ended
	8/1/08	8/3/07	8/1/08	8/3/07

Units in operation:
Open at beginning of period	576	557	562	543
Opened during period	1	5	17	19
Closed during period	--	--	(2)	--
Open at end of period	577	562	577	562

Total revenue: (In thousands)
Restaurant	$483,888	$509,772	$1,872,152	$1,844,804
Retail	117,877	122,357	512,369	506,772
Total revenue	$601,765	$632,129	$2,384,521	$2,351,576

Operating weeks:	7,495	7,830	29,661	29,282

Average unit volume: (In thousands)[1]
Restaurant	$839.3	$911.4	$3,282.2	$3,339.1
Retail	204.5	218.8	898.2	917.2
Total	$1,043.8	$1,130.2	$4,180.4	$4,256.3
1) Fiscal 2007 included an additional week in the fourth quarter.

	Q4 2008 vs. Q4 2007	12 mo. 2008 vs. 12 mo. 2007
Comparable store sales period to period increase (decrease):
Restaurant	(0.8)%	0.5%
Retail	0.8%	(0.3)%

Number of locations in comparable store base	546	531

- END -